Exhibit 99.1 Press release of Alliance HealthCard, Inc. Dated December 29, 2008.

Alliance HealthCard Reports 2008 Fourth Quarter. and Year-End Financial Results

Company Reports Record Quarterly Revenue and Earnings

ATLANTA – (December 29, 2008) — Alliance HealthCard, Inc. (OTCBB: ALHC), a leading provider of health discount and lifestyle benefits, reported that its revenue, gross profit, and net income had double-digit increases for the 2008 fiscal year. The fourth quarter also resulted in record sales and earnings.

Fiscal Year 2008 Highlights:

•	Revenue increased 19% to $20.9 million

•	Gross profit up 62% to $9.8 million

•	Net Income of $2.7 million

•	$0.18 earnings per share versus ($0.47) per share loss

•	Cash Flow from operations up 63% to $3.3 million

•	Stockholder equity up to $3.3 million in 2008 from $.4 million in 2007

•	Executed Definitive Agreement to acquire Access Plans USA

Revenue for the 2008 fiscal year was $20.9 million, up 19% compared with fiscal 2007 revenue of $17.6 million. The increase was due to increased membership sales by both existing clients and new accounts brought on during the year. Gross Profit increased 62% to $9.8 million in fiscal 2008 from $6.1 million in fiscal 2007. The increase was attributable to the higher revenue and a reduction in direct costs for both fulfillment and network services.

The Company posted record numbers for its fiscal  fourth quarter as revenue, gross profit, operating income and earnings per share, all reached record levels for the Company. Danny Wright, CEO, commented, “We are proud of the record results we have posted for both the quarter and the fiscal year. We have consistently strived to form strong partnerships with our clients and vendors and the results of these efforts are showing in our performance.” Wright further stated, “In an economic environment that is virtually unprecedented, we are among those that continue to see improved operating results.”

The factors that influenced the Company’s fiscal 2008 results also affected the 2008 fourth quarter. Revenue increased 8% to $5.5 million, versus $5.1 million in the fiscal 2007 fourth quarter. Gross profit was up 80% to $2.7 million from $1.5 million in the comparable 2007 period. Net income, prior to dividends, was $.8 million or $.05 per share versus net loss of $.2 million or ($0.02) per share for the 2007 fourth quarter. Additional expenses associated with the merger, including taxes and amortization, had a material impact on last years’ reported results.

Chief Executive Officer, Danny Wright, commented, “We look forward to continued development of our organic growth opportunities, as well as the completion of the acquisition of Access Plans USA scheduled in the first calendar quarter of 2009. The merger will increase our overall size and scale, while at the same time open up new product lines and distribution, primarily in insurance.”

The Company saw further improvements in its balance sheet during FY 2008; reducing debt by $2.4 million and stockholder equity improved from $.4 million to $3.3 million. Rita McKeown, CFO, stated, “The improved sales and operating results were rewarding given we were able to further reduce debt, increase our cash position and improve our equity. McKeown further stated, “While our business may not be counter-cyclical, our products and the business of the majority of our clients tend to be somewhat recession resistant.”

About Alliance Healthcard:
Alliance HealthCard, Inc. (OTCBB: ALHC) is a leading provider of consumer membership plans offering access to networks which provide discounts to the consumer on a variety of products and services ranging from medical, dental and pharmacy to groceries, restaurants, travel, automotive and a host of others. The company also designs and markets in its consumer package specialty insurance and warranty products on the goods its marketing clients sell to their customers. The Company’s plans are sold to consumers primarily through retail, rent to own, financial and consumer finance clients. Alliance HealthCard performs turnkey programs including design and fulfillment of marketing pieces and collateral support material, network support, customer service, regulatory compliance, and billing.

Safe Harbor Statement under the Private Securities Litigation Reform Act:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

Financial Tables Available at www.alliancehealthcard.com

Contacts:

Alliance HealthCard
Tom Kiser, 770-734-9255 ext. 206
tkiser@alliancehealthcard.com